EXHIBIT 99.1

For Further Information

Randy Kohn, Chief Executive Officer

843-522-1228 or email: randyk@lowcountrybank.com

James L. Pate, Chief Financial Officer

843-522-1228 or email: jimmy@lowcountrybank.com

May 3, 2007

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY

Reports Quarterly Earnings

May 3, 2007 – Beaufort, SC - Coastal Banking Company, Inc., holding company for Lowcountry National Bank, Beaufort, South Carolina and First National Bank of Nassau County, Fernandina Beach, Florida, reported financial performance for the quarter ended March 31, 2007.

Total net income for the quarter ended March 31, 2007 was $805,000 compared to $635,000 for the quarter ended March 31, 2006. Diluted income per share increased 23% during the March 31, 2007 quarter to $.31 per share from $.25 per share for the same period in 2006.

Total assets grew by 2.6% or $11.0 million to $437.2 million during the first three months of 2007. Total loans declined by 5.1% or $15.0 million to $276.8 million as both banks experienced declines in loan demand during the first quarter. Total deposits increased by 5.4% or $18.2 million to $358.3 million. Total shareholders’ equity totaled $44.1 million compared to $43.2 million at 2006 year-end.

Randy Kohn, Chief Executive Officer of Coastal stated that while the company’s markets experienced a slowing in loan demand during the quarter, credit quality remains very good. As a result,

Coastal made a much lower loan loss provision in the first quarter of 2007, $15,000, compared to $168,500 during the first quarter of 2006.  As is common in our industry today, Coastal expects to see continued strong competition for loans and deposits in the near term, which will further compress net interest margins. During the first quarter of 2007, Lowcountry National Bank opened its new branch and administrative offices at 1700 Ribaut Road in Port Royal, South Carolina. First National Bank also opened a loan production office in Atlanta, Georgia in April, 2007 primarily to focus on SBA lending. Michael Sanchez, President of Coastal and First National stated that this is an extension of First National’s existing SBA lending program, which has already been successful in its Fernandina Beach banking office and its Jacksonville, Florida and Savannah, Georgia loan production offices.

Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC.  Its stock is traded over the counter under the symbol (OTC: CBCO.OB).

Coastal Banking Company Inc.
Selected Financial Data

	March 31, 2007	March 31, 2006	December 31, 2006

Total Assets	437,174,402	367,269,233	426,210,069
Total Shareholders equity	44,120,408	39,803,183	43,171,486
Total Shareholders equity – Tangible	33,147,725	29,057,155	32,215,806

Total allowance for loan losses	3,458,196	3,029,386	3,474,640
Allowance to gross loans outstanding	1.25%	1.19%	1.19%
Net charge offs as % of gross loans (annualized)	0.05%	0.00%	0.04%

Shares outstanding	2,402,594	2,373,672	2,402,594
Book Value Per Share	18.36	16.77	17.97
Book Value Per Share – Tangible	13.80	12.24	13.41

	March 31, 2007	March 31, 2006
Quarter ending:
Net Income	805,086	635,279
Basic earnings per share	0.34	0.27
Diluted earnings per share	0.31	0.25

Weighted average shares outstanding Basic	2,402,594	2,373,182
Weighted average shares outstanding Diluted	2,625,901	2,587,997

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.